EXHIBIT 10.2
                                                                    ------------

                          2002 JOINT VENTURE AGREEMENT


This 2002 Joint Venture Agreement (the "Agreement") is made on this 22nd day of October 2002, by and between Universal Security Instruments, Inc. ("Universal") of 7-A Gwynns Mill Court, Owings Mills, Maryland 21117-3586, United States of America ("USA"), a corporation organized and existing under the laws of the State of Maryland, USA, and Lai Kwan Limited ("Lai Kwan") of B2, 3/F., Fortune Factory Building, 40 Lee Chung Street, Chai Wan, the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), a limited liability company organized and existing under the laws of Hong Kong.

                                     WHEREAS

A. The parties hereto (the "Parties") are parties to a Joint Venture Agreement dated 23 October 1989 as supplemented by a Supplementary Agreement dated 21 August 2001 and a memorandum letter dated 8 October 2001 (collectively referred to as the "1989-2001 Agreements") relating to the business, management and operation of Eyston Company Limited ("Eyston"), a limited liability company organized and existing under the laws of Hong Kong.

B. The Parties have concluded that certain provisions of the 1989-2001 Agreements are redundant, obsolete and no longer appropriate.

C. The Parties are also considering a listing of Eyston or its business on The Stock Exchange of Hong Kong Limited or another stock exchanges of equivalent international standing (the "Stock Exchange").

D. In view of these considerations, the Parties have agreed to enter into this Agreement and thereby to terminate the 1989-2001 Agreements.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, IT IS HEREBY AGREED AS
FOLLOWS:

                                   ARTICLE ONE
                      ESTABLISHMENT AND OPERATION OF HOLDCO

1.1 Establishment of Holdco. The Parties shall promptly purchase one shelf company ("Holdco"), a private company limited by shares, duly organized, validly existing and properly registered in Hong Kong. The Parties shall share equally all costs with regard to the purchase of the Holdco. The initial capital of Holdco shall be the normal minimums permissible in Hong Kong.

1.2 Holdco Memorandum and Articles of Association. It is recognized that, upon the acquisition of Holdco, there will be inconsistencies between this Agreement and the Memorandum and Articles of Association of Holdco. The Parties agree promptly, with the assistance of counsel, to cause the Memorandum and Articles of Association of Holdco to be amended so that they will be consistent with terms and conditions of this Agreement. In all cases, before and after the amendment of the Memorandum and Articles of Association, in the event of conflict between the provisions of this Agreement and the Memorandum and Articles of Association of Holdco, the provisions of this Agreement shall prevail.

1.3 Transfer of Eyston Shares to Holdco. The Parties are the beneficial owners of fifty percent (50%) each of the share capital of Eyston. Upon the formation of Holdco, each of the Parties shall promptly transfer all of their shares in Eyston to Holdco in exchange for fully paid-up shares of Holdco. The transfer of the Eyston shares of the Parties shall be completed simultaneously, and each Party (or its nominees) shall receive fifty percent (50%) of the share capital of Holdco immediately upon completion of the transaction. The Eyston shares transferred shall be free from all encumbrances, liens and third party rights. Neither Party shall be obligated to carry out the transfer of its interest in Eyston unless the other Party demonstrates that it can fully comply with its obligations with respect to this transfer.

1.4 Stamp Duty. Any stamp duty or similar excise taxes imposed in Hong Kong as a result of the transactions stated in Paragraph 1.3 shall be shared equally by the Parties.

1.5 Right of First Refusal. Each Holdco shareholder shall have a right of first refusal for the purchase of any or all shares in Holdco proposed to be transferred by the other shareholder. This right of first refusal shall be exercised within thirty (30) days of notice to the other shareholder of the proposed transfer of shares.

1.6 Transferee to Accept This Agreement. In addition to the requirements of Paragraph 1.5, in the event either Holdco shareholder proposes to transfer any of its shares in Holdco to a third party, such transferring Party shall not transfer such shares until it has secured the written agreement of the proposed transferee to assume all the rights and obligations of a Party to this Agreement.

1.7 No Pledge. Neither Holdco shareholder may pledge or encumber its shares in Holdco without prior written consent of the other Holdco shareholder.

1.8 Holdco Board. The board of directors of Holdco (the "Holdco Board") shall consist of four (4) members, two (2) to be nominated by Universal and two
      (2) to be nominated by Lai Kwan. The Parties shall vote their shares for the nominees. The nominating Party shall have the right to remove and replace its directors. The quorum required for a meeting of the Holdco Board shall be two (2) members, provided that at least one director nominated by Lai Kwan and at least one director nominated by Universal is present.


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

1.9 Holdco Chairman. The chairman of the Holdco Board (the "Holdco Chairman") shall be nominated by Lai Kwan. The Holdco Board shall appoint such Holdco Board member nominated by Lai Kwan as the Holdco Chairman. For as long as Lai Kwan provides operations and management services to Holdco, the Holdco Chairman shall have a casting vote on all matters, except for the matters specifically set out in Paragraph 1.11, presented to the Holdco Board.

1.10 Management of Holdco. Day-to-day operations and management of Holdco, Eyston and its subsidiaries, if any, and companies controlled directly or indirectly by Holdco shall be under the control of Lai Kwan, save as specifically set out in Paragraph 1.11 below.

1.11 Holdco Major Decisions. The following matters shall require approval of the Holdco Board: (i) approval of annual financial statements/reports of Holdco; (ii) determination on remuneration of Lai Kwan for providing operations and management services to Holdco; (iii) declaration of dividends of Holdco; (iv) the merger of Holdco with any other entity or the acquisition of any other entity by Holdco; (v) the sale, lease or disposal of the whole or a substantial part of the business or assets of Holdco; (vi) any capital increase or any request for shareholder contribution to provide additional funding to Holdco, including additional capital or shareholder loans; (vii) capital investment of Holdco in excess of One Million Hong Kong Dollars (HKD1,000,000); (viii) any amendment to the Memorandum and Articles of Association of Holdco; (ix) any mortgage of the assets of Holdco; (x) change of the company auditor; and (xi) any business transaction, excluding the sales transactions of the products of Holdco which are the subject of Appendix I and II hereof, between Holdco and any company owned or controlled, directly or indirectly, by one of the shareholders of Holdco.

1.12 Lai Kwan's Management Obligations. Lai Kwan shall not be obligated to provide operations and management services to Holdco and its subsidiaries specified in Paragraph 1.10 above, in the event that Lai Kwan ceases to be a shareholder of Holdco or the composition or procedures of the Holdco Board as set forth in this Agreement are changed so as to be less favorable to Lai Kwan.

1.13  Fiscal Year. Holdco shall have a fiscal year ending March 31.

1.14 Financial Statements. Holdco shall, at its expense, have its financial statements audited once a year by an independent auditor. Until otherwise determined by the Holdco Board, Ernst and Young shall remain the company auditor of Holdco. Holdco shall also produce unaudited monthly financial statements to be promptly distributed to the shareholders.


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

                                   ARTICLE TWO
                         PRODUCT DISTRIBUTION AGREEMENTS

Immediately upon the signing of this Agreement, Universal and Eyston shall enter into a product distribution agreement with terms and conditions identical to Appendix I of this Agreement, and Lai Kwan and Eyston shall enter into a product distribution agreement with terms and conditions identical to Appendix II of this Agreement.

                                  ARTICLE THREE
                                     LISTING

3.1 Potential Listing. It is the intention of the Parties that, provided both Parties agree the prevailing conditions are suitable and confirm this agreement in writing, Eyston will seek the listing of Eyston's shares or, where appropriate, a listing of a special purpose vehicle formed to become the holding company of Eyston or its business on the Stock Exchange (the "Listing").

3.2 Listco. Eyston, or a specially formed holding company of Eyston or its business, is referred to herein as "Listco." Listco and its subsidiaries are collectively referred to herein as the "Group." Listco shall be set up as a subsidiary of Holdco. The rules applicable to the Listing of Listco on the Stock Exchange are herein referred to as the "Listing Rules."

3.3 Listco Board. Prior to the Listing, Listco shall be structured or its structure amended so that the board of directors of Listco (the "Listco Board") shall consist of three types of directors: Executive Directors, Non-Executive Directors, and Independent (Non-Executive) Directors. Two
      (2) Non-executive Directors and one (1) Independent (Non-Executive) Director shall be nominated by Universal. Subject to the ability of the post-Listing public shareholders to elect one or more directors, all the remaining directors shall be nominated by Lai Kwan so that Lai Kwan shall be able at all times to nominate one more director than Universal. The number of directors shall be determined by the Parties according to the need of operations from time to time, and the agreements set forth in this Paragraph 3.3. Holdco shall vote its shares for the nominees determined in accordance with this Paragraph 3.3. The nominating Party shall have the right to remove and replace its directors subject to any applicable laws and Listing Rules.

3.4 Listco Major Decisions. Prior to a Listing, no board resolution on the following matters shall be passed by the Listco Board unless approved by at least one Non-executive Director of the Listco Board nominated by Universal and at least one Executive Director of the Listco Board nominated by Lai Kwan: (i) approval of annual financial statements/reports of Listco; (ii) determination on remuneration of Lai Kwan for providing operations and management services to Listco; (iii) declaration of dividends of Listco; (iv) the merger of Listco with any other entity or the acquisition of any other entity by Listco; (v) the sale, lease or disposal of the whole or a substantial part of the business or assets of Listco; (vi) any capital increase or any request for shareholder contribution to provide additional funding to Listco, including additional capital or shareholder loans; (vii) capital investment of Listco in excess of One Million Hong Kong Dollars (HKD1,000,000); (viii) any amendment to the Memorandum and Articles of Association of Listco; (ix) any mortgage of the assets of Listco; (x) appointment or change of the company auditor; and (xi) any business transaction, excluding the sales transactions of the products of Listco, which are the subject of Appendix I and II hereof, between Listco and any company owned or controlled, directly or indirectly, by one of the shareholders of Holdco.


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

3.5 Listco Dividends. Listco shall, to the extent permissible under applicable law, pay quarterly dividends to Holdco with a total amount equal to at least fifty percent (50%) of the quarterly after-tax net profit determined after the quarterly review of the unaudited quarterly financial statements by the Listco Board.

3.6 Holdco Dividends. Holdco shall, to the extent permissible under applicable law, pay as quarterly dividends to its shareholders all of the dividends received from Listco less any normal and customary deductions necessary to cover the operational expenses of Holdco.

3.7 Management of the Listing. The Listing shall be managed by Lai Kwan, which shall be responsible for all negotiations and determinations, including, without limitation determining the overall policy, structure, manner and arrangements of the Listing and in carrying out the application for the Listing, including, but not limited, to:

      (a) the appointment of sponsor(s), legal advisers, reporting accountants, valuers and other professional advisers of Eyston and/or Listco incidental to the Listing;

      (b)   all liaison with the Stock Exchange;

      (c) allowing for the disclosure of all relevant information about the Group to the public and the Stock Exchange as required by the applicable laws, regulations and rules incidental to the Listing, and to all professional parties to facilitate their provision of advice and service to Eyston and/or Listco for the purpose of the Listing, including without limitation, its corporate and shareholders information, financial, business and customers information and material contracts;

      (d) amending and/or restructuring the Group's and/or Listco's memorandum, article of association, corporate structure and business arrangements to comply with the applicable Listing Rules or otherwise to facilitate the Listing and/or public issue and/or placing of shares of Listco incidental to the Listing as the sponsor(s) and/or other professional advisers appointed under sub-clause (a) above may advise to be necessary or desirable.


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

      The Parties hereby acknowledge that the restructuring of the Group in preparation for the Listing may involve inter-company transfer of assets, merger and acquisition of new intermediary holding vehicle(s).

3.8 Final Approval. Notwithstanding the provisions of Paragraph 3.7, the arrangements for the offering and the timing of the Listing application shall be subject to the prior written approval of each of the Parties.

                                  ARTICLE FOUR
                                SHAREHOLDER SALES

4.1 Request for Sale. After the expiration of any lock-up period required by the Listing Rules or agreed with the Stock Exchange, Holdco shall, at any time after the Listing, upon written request from either of the Parties, use its reasonable endeavors to dispose of such number of shares in Listco as the requesting Party may request, provided that:

      (a) Holdco shall not dispose more than five percent (5%) of the issued share capital of Listco under any request at any time;

      (b) Holdco shall not made any disposal if it has disposed of any interest in shares in Listco in the ten (10) weeks immediately preceding the date of the request;

      (c) Holdco shall not dispose any shares if, immediately following the disposal, Holdco would cease to hold at least fifty point one percent (50.1%) of the issued share capital of Listco;

      (d) Holdco shall not make any disposal to the extent and at any time where it is prohibited or restricted by law or applicable rules and regulations from making such disposal and shall comply with all applicable laws, rules and regulations in making such disposal;

      (e) Holdco shall dispose of such shares in the manner set out in Paragraph 4.2 below; and

      (f) Holdco shall exercise its best endeavors to make such disposal in a manner so as to maintain an orderly market for the shares of Listco.

4.2 First Offer. Provided that it raises no issues under the Takeover Code of Hong Kong, Holdco shall dispose of shares in Listco under Paragraph 4.1 above by:

      (a) first offering (the "First Offer") such shares to the Party which did not request the sale pursuant to Clause 4.1 above (the "Non-Requesting Party");


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

      (b) the First Offer shall be made to the Non-Requesting Party at a price equivalent to the average closing price less five percent (5%) for such shares on the Stock Exchange on which they are primarily listed for the ten (10) consecutive trading days ending on the trading day immediately preceding the date of the request and on which there was trading in the shares (the "Sale Price"). Such offer shall remain open for a minimum of three (3) working days for acceptance (the "Offer Period") and can be accepted in whole or in part;

      (c) Holdco shall only offer to sell and make arrangements for the disposal of such shares to third parties (the "Open Offer") if and to the extent the Non-Requesting Party does not accept or reply to the First Offer made in subparagraph (b) above prior to the expiry of the Offer Period;

      (d)   the Open Offer shall be made at a price no less than the Sale Price;
            and

      (e) the Open Offer shall remain open for a period of fifteen (15) trading days (the "Open Offer Period"). If Holdco fails to conclude any definite agreement for the sale or placing of all or any part of such shares during the Open Offer Period, the request in the above Paragraph 4.1 and the Open Offer in respect of all or such part of the shares, as the case may be, shall both be deemed to have lapsed.

      4.3 Sales Proceeds. The net proceeds arising from the disposal of shares in Listco under Paragraphs 4.1 and 4.2 above shall, to the extent distributable under applicable law, be distributed to the shareholders of Holdco as dividends as soon as practicable.

                                  ARTICLE FIVE
                         1989-2001 AGREEMENTS SUPERSEDED

Upon being duly signed by both Parties, this Agreement shall supersede the 1989-2001 Agreements and the 1989-2001 Agreements shall cease to have legal effect. The Parties hereby waive and release against each other and forever discharge any claims arising out of or in connection with the 1989-2001 Agreements.

                                   ARTICLE SIX
                               GENERAL PROVISIONS

6.1 Term. This Agreement shall be of unlimited duration unless terminated by mutual agreement. Termination does not release either Party from liability already accrued.

6.2 Breach. This Agreement may be terminated for breach. In the event of termination for breach, the non-breaching Party shall have all rights and remedies available at law.


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

6.3 Disputes. Any dispute or difference arising out of or in connection with this Agreement shall be referred to and determined by arbitration in Hong Kong in accordance with the UNCITRAL Arbitration Rules in force at the date of this Agreement. In the event of arbitration, the appointing authority shall be the Hong Kong International Arbitration Centre (the "HKIAC"). The place of arbitration shall be in Hong Kong at the HKIAC. The language to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration. The Parties agree to exclude any right of application or appeal to any courts in connection with any question of law arising in the course of the arbitration or with respect to any award made.

6.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed by both Parties in writing. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

6.5 Assignment. This Agreement may not be assigned or transferred without the prior written approval of the other Party and shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and assigns.

6.6 Assignment. All notices, request, demands, and other communications under this Agreement shall be in writing, in English, and shall be deemed to have been duly given to a Party when received, addressed as below. A Party may change its address for purposes of this Paragraph by giving the other Party its written notice of the new address in the manner set forth above.

      To Universal:

       Universal Security Instruments, Inc.
       7-A Gwynns Mill Court
       Owings Mills, Maryland 21117, U.S.A.
       Telephone:        1 410 363 3000
       Facsimile:        1 410 363 2218


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

       To Lai Kwan:

       Lai Kwan Limited
       B2, 3/F., Fortune Factory Building
       40 Lee Chung Street, Chai Wan
       Hong Kong
       Telephone:        852 2557 3135
       Facsimile:        852 2897 0249

6.7 Savings. Should any provision of this Agreement be judicially declared invalid, unenforceable, or void, in whole or in part, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the provision of this Agreement so held to be invalid, unenforceable, or void shall be deemed to have been stricken herefrom, and the remainder shall have the same force and effect as if such provision had never been included herein. With respect to any provision of this Agreement declared invalid, unenforceable or void, the Parties agree to negotiate in good faith for the purpose of replacing such clause, sentence or paragraph with a provision which is as near in substance as possible to that declared invalid, unenforceable or void without itself being so declared.

6.8 Time of the Essence. Time is of the essence with respect to all matters related to this Agreement.

6.9 Counterparts This Agreement may be executed by the Parties in any number of counterparts, each of which when so executed and delivered shall be an original but all counterparts together shall constitute one and the same instrument.

6.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

6.11 Headings. The titles and headings used in this Agreement are for the convenience of the Parties only and shall not be used in interpreting or construing this Agreement.


IN WITNESS WHEREOF, this Agreement has been duly entered into by the Parties the day and year first above written.

UNIVERSAL SECURITY INSTRUMENTS, INC.           LAI KWAN LIMITED


By:/s/ Stephen Knepper                         By: /s/ Wai Wing Malcom Lam
   -----------------------------                  ------------------------------
Stephen Knepper                                   Wai Wing Malcolm Lam
Chairman and Chief Executive Officer              Director


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

                                                                      APPENDIX I

                         PRODUCT DISTRIBUTION AGREEMENT

This Product Distribution Agreement is made on this _____ day of October 2002, by and between Universal Security Instruments, Inc. ("Universal") of 7-A Gwynns Mill Court, Owings Mills, Maryland 21117-3586, United States of America ("USA"), a corporation organized and existing under the laws of the State of Maryland, USA, and Eyston Company Limited ("Eyston") of B2, 3/F., Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong, a limited liability company organized and existing under the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong").

WHEREAS, Universal is experienced in the distribution of electronic, electrical and consumer products in North America; and

WHEREAS, Eyston is experienced in the design, technique, development, and manufacturing of electronic, electrical and consumer products; and

NOW, THEREFORE, THE PARTIES HERETO MUTUALLY AGREE AS FOLLOW:

1. Universal and its subsidiaries and affiliated companies and any companies controlled directly or indirectly by Universal (hereafter collectively referred to as the "Universal Group") shall purchase all of their demand of Smoke Alarms/ Detectors and Carbon Monoxide Alarms/Detectors from Eyston provided that the most favorable prices as defined in Paragraph 3 are offered and those prices and other terms are reasonably competitive with other sources.

2. The Universal Group will buy products from Eyston at the most favorable prices.

3. The most favorable price of a specific product shall mean the lower of (i) the lowest price that Eyston sells to other customers for the product having substantially the same make and materials and (ii) the indicative price for each of the product as stated herein.

4. The following are the indicative unit prices (F.O.B. Hong Kong, at sight) for existing smoke alarms and carbon monoxide alarms: (i) DC battery operated ionization smoke alarm with a 9V carbon-zinc UL approved battery in gift-box packaging: USD2.00; (ii) DC battery operated photoelectric smoke alarm with a 9V carbon-zinc UL approved battery in gift-box packaging: USD3.50; (iii) AC hardwired ionization smoke alarm with a 9V carbon-zinc UL approved battery in gift-box packaging: USD3.826; (iv) DC battery operated carbon monoxide alarm using QUANTUM chemical sensor with a 9V Energizer 522 alkaline battery in gift-box packaging: USD12.00. The indicative prices are subject to change as agreed by both Parties from time to time.


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

5. The indicative prices for all other products and models are subject to negotiation.

6. Subject to actual material and production costs variation, the indicative prices shall be adjusted to reflect such costs changes.

7. The sales from Eyston to the markets in the USA, Canada, Mexico, U.S. Territories, U.S. overseas possessions and other North American countries and regions, as illustrated in Exhibit A, shall be to or through Universal, or a party designated by Universal from time to time, on an exclusive basis.

8. In the event of referrals of new customers by Eyston to Universal, Universal shall pay a commission of five percent (5%) of the F.O.B. sales values on such customers to Eyston provided that the referred customers and Universal have never engaged in any business contacts prior to the referral by Eyston. Commissions shall be payable within thirty (30) days after shipment.

9. In the event of referrals of new customers by Universal to Eyston, Eyston shall pay a commission of five percent (5%) of the F.O.B. sales values on such customers to Universal provided that the referred customers and Eyston have never engaged in any business contacts prior to the referral by Universal. Commissions shall be payable within thirty (30) days after shipment.

10. The three agreements signed by both Parties, one dated April 23, 2002 regarding Sunbeam Corp./First Alert, Inc./BRK Brands, Inc., one dated January 15, 2002 regarding Salesmakers Inc./Salesmakers Asia Limited, and the one dated June 21, 2002 regarding Wal-Mart Stores, Inc., shall remain in full effect and shall not be affected by this Agreement.

11. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.


IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it on the date and year first above written.

UNIVERSAL SECURITY INSTRUMENTS, INC.        EYSTON COMPANY LIMITED


By:                                         By:
----------------------------------          ------------------------------------
Stephen Knepper                             Wai Wing Malcolm Lam
Chairman & Chief Executive Officer          Co-Chief Executive


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

                                                                     APPENDIX II
                                                                     -----------

                         PRODUCT DISTRIBUTION AGREEMENT
                         ------------------------------

This Product Distribution Agreement is made on this ______ day of October 2002, by and between Lai Kwan Limited ("Lai Kwan") of B2, 3/F., Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong, a company organized and existing under the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), and Eyston Company Limited ("Eyston") of B2, 3/F., Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong, a company organized and existing under the laws of Hong Kong.

WHEREAS, Lai Kwan is experienced in managing manufacturing and distribution of electronic, electrical and consumer products in the People's Republic of China; and

WHEREAS, Eyston is experienced in the design, technique, development, and manufacturing of electronic, electrical and consumer products; and

NOW, THEREFORE, THE PARTIES HERETO MUTUALLY AGREE AS FOLLOW:

1. Lai Kwan and its subsidiaries and affiliated companies and any companies controlled directly or indirectly by Lai Kwan (hereafter collectively referred to as the "Lai Kwan Group") shall purchase all of their demand of Smoke Alarms/ Detectors and Carbon Monoxide Alarms/Detectors from Eyston provided that the most favorable prices as defined in Paragraph 3 are offered and those prices and other terms are reasonably competitive with other sources.

2. The Lai Kwan Group will buy products from Eyston at the most favorable prices.

3. The most favorable price of a specific product shall mean the lower of (i) the lowest price that Eyston sells to other customers for the product having substantially the same make and materials and (ii) the indicative price for each of the product as stated herein.

4. The following are the indicative unit prices (F.O.B. Hong Kong, at sight) for existing smoke alarms and carbon monoxide alarms: (i) DC battery operated ionization smoke alarm with a 9V carbon-zinc UL approved battery in gift-box packaging: USD2.00; (ii) DC battery operated photoelectric smoke alarm with a 9V carbon-zinc UL approved battery in gift-box packaging: USD3.50; (iii) AC hardwired ionization smoke alarm with a 9V carbon-zinc UL approved battery in gift-box packaging: USD3.826; (iv) DC battery operated carbon monoxide alarm using QUANTUM chemical sensor with a 9V Energizer 522 alkaline battery in gift-box packaging: USD12.00. The indicative prices are subject to change as agreed by both Parties from time to time.

5. The indicative prices for all other products and models are subject to negotiation.

6. Subject to actual material and production costs variation, the indicative prices shall be adjusted to reflect such costs changes.


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

7. The sales from Eyston to the markets in the People's Republic of China shall be to or through Lai Kwan, or a party designated by Lai Kwan from time to time, on an exclusive basis.

8. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.


IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it on the date and year first above written.

LAI KWAN LIMITED                            EYSTON COMPANY LIMITED


By:                                         By:
------------------------------------        ------------------------------------
Wai Shuen Shiman Lam                        Wai Wing Malcolm Lam
Director                                    Co-Chief Executive


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